     Filed pursuant to Rule 433
Registration Statement No. 333-131266
March 9, 2007
Relating to Pricing Supplement No. 235
dated March 9, 2007

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes
Pricing Sheet – March 9, 2007
20% Reverse Exchangeable Securities Due December 15, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of Exxon Mobil Corporation (the “Securities”)
(Reopening)

Issue Price: Par: Aggregate Principal Amount:	$70.18 (approximately 92.7203% of Par), inclusive of accrued interest $75.69 $24,446,356.20 (total outstanding $59,452,981.20)

Interest Rate: Interest Accrual Date:	20% of Par per annum March 15, 2007

Interest Payment Dates:	The 15th of each month, beginning April 15, 2007

Pricing Date: Settlement Date: Exchange Ratio: Exchange Price: Exchange Factor:

March 9, 2007

March 16, 2007

0.831601 shares of Exxon Mobil common stock per Security

$91.0172 per Security

1.0, subject to adjustment from December 14, 2006 for certain ordinary dividends, extraordinary dividends and corporate events relating to Exxon Mobil Corporation.

Base Dividend: Determination Date: Maturity Price: Maturity Payoff:

$0.32 per share of Exxon Mobil common stock

December 13, 2007

The closing price of Exxon Mobil common stock on the Determination Date times the Exchange Factor

At maturity, if the Maturity Price exceeds the Exchange Price, holders will receive Par per Security. Otherwise, holders will receive a number of shares equal to the product of the Exchange Ratio and the Exchange Factor per Security.

Listing: Agent: Agent’s Commission: CUSIP:	None Morgan Stanley & Co. Incorporated 0.10% of Issue Price 61747S512

The Securities are a further issuance of, and will be consolidated with, the 20% Reverse Exchangeable Securities Due December 15, 2007, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of Exxon Mobil Corporation (the “Original Securities”) and form a single tranche with those Original Securities. The Securities will have the same CUSIP as the Original Securities and will trade interchangeably with the Original Securities. The pricing supplement relating to the Original Securities may be accessed via the following link: Amendment No. 1 dated March 9, 2007 to Pricing Supplement No. 160 to Registration Statement No. 333-131266 dated December 7, 2006.

One or more of the issuer’s affiliates has agreed to purchase up to $5,033,385 of the Securities offered hereby, and to hold such Securities for investment for a period of at least 60 days.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006